Exhibit 99.1

SELF-MANAGEMENT & TENDER OFFER VIDEO SCRIPT

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend that these forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, including certain events for which the timing and occurrence thereof require Board approval. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. These forward-looking statements involve numerous risks and uncertainties that could cause actual results to be materially different from those set forth in the forward-looking statements. Factors that may cause actual results to differ materially from current expectations are outlined more particularly in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which filings are available from the SEC. These factors include, but are not limited to:

•	market and economic volatility experienced by the U.S. economy or real estate industry as a whole, and the local economic conditions in the markets in which our properties are located;

•	our ability to refinance maturing debt or to obtain new financing on attractive terms;

•	our ability to satisfy closing conditions required for the consummation of acquisitions and dispositions, including the our ability to obtain lender consents and other third party consents and the timing of such consents;

•	the availability of cash flow from operating activities;

•	future increases in interest rates; and

•	actions or failures by our joint venture partners, including development partners.

We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this presentation. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

This material is neither an offer to sell nor the solicitation of an offer to buy any security, which can be made only by a prospectus which has been filed or registered with appropriate state and federal regulatory agencies. The companies depicted in the photographs herein may have proprietary interests in their trade names and trademarks and nothing herein shall be considered to be an endorsement, authorization or approval of Inland American by the companies. Furthermore, none of these companies are affiliated with Inland American in any manner.

Note Regarding Our Self Tender Offer

Disclaimer:

The summary information provided in this presentation is neither an offer to purchase nor a solicitation of an offer to sell shares of the common stock of Inland American Real Estate Trust, Inc. Our self-tender offer is made solely pursuant to the Offer to Purchase, dated March 14, 2014, and the related Letter of Transmittal. Any questions or requests for assistance may be directed to DST Systems, Inc., the information agent for the tender offer, by telephone at 855-377-0510. The tender offer is being made to all holders of shares, provided that the offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer would violate that jurisdiction’s laws.

Note:

A Schedule TO discussing the “Dutch” Tender Offer and the 8-K discussing the self-management transaction have been filed with the SEC, we encourage you to read and review both files for complete information on this events. Both filings are available on our website at inlandamerican.com

Transcript

My name is Tom McGuinness and I am the President of Inland American real Estate Trust. I am pleased to announce two recent significant developments regarding Inland American. After careful consideration and evaluation, the Board has unanimously approved:

•	Inland American beginning the process of becoming a self-managed REIT; and

•	Commencing a $350 million dollar modified “ Auction” tender offer.

Let me start our discussion today with the self-management transaction.

On March 12, 2014, Inland American and its business manager entered into a transaction to mutually terminate the advisor and business manager agreement, and have the REIT hire all of the business manager employees. The REIT also acquired the assets of its business manager which were necessary to perform the day-to-day operations. This was all at no fee. The REIT, thus, became self-managed with regard to the functions previously performed by its business manager.

As a first step towards internalizing the property managers for the REIT, we hired certain employees from our property managers and assumed responsibility for performing certain of their core functions. The duties that the REIT assumed were:

•	Leasing

•	Leasing Administration

•	Marketing, and

•	Operations

As a result of the REIT assuming these responsibilities, the property management fee to the REIT has been reduced as of the beginning of the year. The fee was reduced by one half a percent point to one full percentage point depending on the asset class.

We have agreed that subject to satisfaction of certain closing conditions, effective December 31, 2014 that we will be

•	Taking over the remaining property management functions performed by our property manager

•	Terminating our property management agreements

•	Hiring the remaining property management employees, and

•	Acquiring the assets necessary to conduct the remaining functions performed by the property manager.

This again would all be for no fee.

The Board felt it was prudent to conduct this transaction in two stages, the reason is our retail, Industrial and office portfolios continue to evolve, this is all as we continue to execute on our long-term strategy.

This decision, which was based on the recommendation of a special committee of our independent directors, represents an important structural change to the management of our organization. We also believe this transaction underscores the board’s confidence in Inland American’s personnel, and growth prospects as a self-managed company.

The self-management transactions include several benefits for our stockholders, including:

•	The elimination of the quarterly advisory fee paid by the REIT to its business manager.

•	A lower property management fee for 2014, and

•	The REIT will not pay an internalization or self-management fee in connection with the acquisition of its property managers and business manager.

We expect that becoming self-managed will positively impact our net income and funds from operations. However, estimating this impact due to uncertainties in anticipated transition-related expenses will be difficult. These transition-related expenses include the terms and conditions of employment arrangements with individuals we are hiring from our business manager and property managers. Other factors include infrastructure and information technology costs associated with becoming self-managed.

While today’s announcement is an important milestone as a REIT, I want to emphasize that the transition is not expected to be disruptive for our shareholders, tenants and other business partners. Our board and management team continue to be responsible for the operations of the company. We are confident that our collective knowledge and experience will help us provide maximum value and return to our shareholders.

The self-management transition WILL NOT result in any changes to the Inland American’s long-term strategy. We will continue seeking opportunities to concentrate our portfolio of assets into student housing, lodging and multi-tenant retail. We believe that this will offer us the ability to capture rent increases and future property appreciation as the economy recovers at a more normalized rate.

Now I would like to shift topics and spend a few minutes walking you through some of the details of our other announcement – the commencement of a modified “Dutch Auction” tender offer.

Our Board approved, and we have moved forward through an initiative to provide liquidity to our shareholders through a $350 million modified “Dutch” tender offer. When we announced the net lease transaction in August, we were confident that we would be able to provide a liquidity opportunity for our shareholders. We are pleased that we can now provide that opportunity.

The Board and management believe this is in the best interests of the company and the shareholders that seek to maintain their position in Inland American. We also believe that this balances the need for immediate liquidity for some stockholders who wish to sell some or all of their position in the Company. The share repurchase program for estates and disabilities was suspended February 28th in order to allow us to conduct this tender offer for our shareholders.

There are several advantages to allocating capital through a modified “Dutch Auction” tender offer. It will give us the flexibility to expand our offer if there is high demand. It will also allow us to purchase a greater number of shares from our stockholders than we would have been able to purchase under the share repurchase plan. No commissions will be received by Inland American in connection with this self-tender offer.

The price range we have set for the tender offer is between $6.10 and $6.50 per share, with intervening values in increments of $0.10. We understand that our shareholders may have different needs with respect to liquidity of their shares. In setting the price range, we have considered, among other things:

•	The lack of a general repurchase program over the last few years,

•	the available funds that we would have to purchase shares in the offer,

•	the likelihood that shareholders would tender,

•	the potential accretion to earnings and net asset value at each price point compared to the risk-adjusted returns available from reinvesting in new assets,

•	the price offered in a recent third-party tender offer, and

•	the prices in which shares are being quoted and sold in secondary market transactions.

We acknowledge that the range of prices is below the $6.94 estimated share value that we announced last December. We believe our strategy will increase the value of our stock over the long-term. If the execution of our strategy or other factors causes a future increase in the value of our stock, shareholders who sell in the tender offer will not realize any such increases, . The Board however understands, that other shareholders’ investment strategies may have changed since purchase of their Inland American stock, and that this offer will provide them with some or all of their liquidity that they might need.

The final decision on whether to hold or sell and at what price needs to be made by the individual stockholder.

You may be asking, why not just open up the general share repurchase program and redeem shares at the estimated share value of $6.94?

The Board thoroughly evaluated several alternatives, and determined that a Dutch tender is in the best interest of the Company. Opening up the SRP was an option that the Board considered, but this option has a few downsides. First, consistent with existing law, under a general repurchase program, we may not purchase more than 5% of our outstanding shares over 12-month period. There is no such limit to a tender, other than available cash the company has to allocate to this program.

Every stockholder will receive a complete set of tender offer documents, and we urge you to read them completely.

We also strongly recommend that you contact your financial advisor, custodian, as well as your tax consultant, if you are considering tendering your shares. We do have a team of professionals available to handle any of your questions on how to fill out your letter of transmittal, so please feel free to contact them at the number below. These professionals however, are NOT legal, tax or financial experts.

If you do not wish to tender your shares, you do not need to do anything.

In conclusion, we are excited to take these steps to strengthen Inland American’s position and outlook. Since, the beginning of 2014 we have accomplished several major events:

•	During our 2013 shareholder meeting, we received approval from our stockholders to amend and restate the Company’s charter

•	We announced the self-management of our business manager and advisor at no fee

•	We took the first step in self-management of the property manager by assuming responsibility of certain of their core functions at no fee.

•	Furthermore, we agreed, effective December 31, 2014, that we will assume responsibilities for the remaining functions performed by the property manager, again at no fee.

•	The property management fee for the REIT for 2014 was lowered, and

•	Finally, we announced a $350 million modified “Dutch” tender offer.

We are making a lot of progress at Inland American and we hope you share our enthusiasm about what’s ahead. We look forward to communicating the results of this tender and our progress throughout 2014. For complete information on the self-management and tender offer, please go to our website and review the 8-K and the Schedule TO in their entity. Thank you for your time and your support.